PROMISSORY NOTE


         $4,329,000.00                                  Date:  December 19, 2003

         For value received, the undersigned CityFed Financial Corp. (the "Borrower"), at P.O. Box 3126, Nantucket, Massachusetts 02584, promises to pay to the order of Peter R. Kellogg, (the "Lender"), at 39 Stewart Road, Short Hills, New Jersey 07078, (or at such other place as the Lender may designate in writing) the sum of $4,329,000.00 with interest from December 18, 2003, on the unpaid principal at the prime rate as posted in the Eastern Edition of THE WALL STREET JOURNAL (or equivalent source) per annum.

         Unpaid principal after May 31, 2007 (the "Due Date") shall accrue interest at a rate of 10.00% annually until paid.

         The unpaid principal and accrued interest shall be payable in full on the Due Date; provided, however, that all or part of the principal amount of this Note, and accrued interest thereon, may be prepaid at any time or from time to time by the Borrower, without penalty.

         All payments on this Note shall be applied first in payment of accrued interest and any remainder in payment of principal.

         If any payment obligation under this Note is not paid when due, the remaining unpaid principal balance and any accrued interest shall become due immediately at the option of the Lender.

         If any payment obligation under this Note is not paid when due, the Borrower promises to pay all costs of collection, including reasonable attorney fees, whether or not a lawsuit is commenced as part of the collection process.

         If any of the following events of default occur, this Note and any other obligations of the Borrower to the Lender, shall become due immediately, without demand or notice:

              1) the failure of the Borrower to pay the principal and any accrued interest in full on or before the Due Date;

              2) the filing of bankruptcy proceedings involving the Borrower as a debtor;

              3) the application for the appointment of a receiver for the Borrower;

              4) the making of a general assignment for the benefit of the Borrower's creditors; or

              5) the insolvency of the Borrower.

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         If any one or more of the provisions of this Note are determined to be unenforceable, in whole or in part, for any reason, the remaining provisions shall remain fully operative.

         All payments of principal and interest on this Note shall be paid in the legal currency of the United States. The Borrower waives presentment for payment, protest, and notice of protest and nonpayment of this Note.

         No renewal or extension of this Note, delay in enforcing any right of the Lender under this Note, or assignment by Lender of this Note shall affect the liability or the obligations of the Borrower. All rights of the Lender under this Note are cumulative and may be exercised concurrently or consecutively at the Lender's option.

         This Note shall be construed in accordance with the laws of the State of Massachusetts.

         Signed this 19th day of December, 2003,

         Borrower:
         CityFed Financial Corp.
         PO Box 3126
         Nantucket MA  02584



         By:/s/ John W. Atherton, Jr.
            -------------------------
            John W. Atherton, Jr.
            President



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